Exhibit 16.1

Ernst & Young LLP	Tel: +44 20 7951 2000
1 More London Place,	Fax: + 44 20 7951 1345
SE1 2AF	ey.com

August 25, 2026
Securities and Exchange Commission
1 OOF Street, N.E.
Washington, DC 20549
Commissioners:
We have read Item 16F: “Change in Registrant’s Certifying Accountant” of Form 20-F dated August 25, 2026, of DS Smith Limited and are in agreement with the statements contained in paragraphs 2, 3, 4, 5 and 6 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP
Ernst & Young LLP
London, United Kingdom
The UK Firm Ernst & Young LLP is a limited liability partnership registered in England and Wales with registered number OC300001 and is a member firm of Ernst & Young Global Limited.
A list of members’ names is available for inspection at 1 More London Place, London SEI 2AF, the firm's principal place of business and registered office and at Companies House
https://www.gov.uk/get-information-about-a-company under the registration number OC300001. Not all partners are members of Ernst & Young LLP. Ernst & Young LLP is a multi-disciplinary practice and is authorised and regulated by the Institute of Chartered Accountants in England and Wales, the Solicitors Regulation Authority (authorisation number 614947), the Financial Conduct Authority (registration number 196203) and other regulators. Further details can be found at https://www.ey.com/en_uk/legal-statement.